Exhibit 10.1

NOTICE OF GRANT
Company: Wolfspeed, Inc. 4600 Silicon Drive Durham, NC 27703 Tax I.D. 56-1572719	Participant: Award Number: Award Plan: Award Type: Grant Date: Performance Period:	Neill Reynolds 46 2013 Long-Term Incentive Compensation Plan Performance Units August 23, 2021, as amended November 21, 2021 June 28, 2021 through June 26, 2022

Dear Neill:

I am pleased to inform you that Wolfspeed, Inc. (the “Company”) has awarded Performance Units to you effective August 23, 2021 (the “Grant Date”). This award is subject to and governed by the terms of the Wolfspeed, Inc. 2013 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the Master Performance Unit Award Agreement between you and the Company, and this Notice of Grant, as amended.

The amount payable to you pursuant to your Performance Units (“D”) will be determined as the result of A x B x C, where:

•A equals your Base Salary;
•B equals your Target Award Level; and
•C equals the Performance Measurement.

For purposes of the foregoing, except as expressly provided otherwise in this Notice of Grant, “Base Salary” shall refer to your annual base salary in effect on the last day of the first fiscal quarter of fiscal year 2022 (“FY22”), as provided in the Company’s human resources management system, unless your annual base salary changes after the first fiscal quarter. If your annual base salary changes after the first fiscal quarter, “Base Salary” will mean the weighted average annual base salary for the Performance Period determined by multiplying each annual base salary in effect during the Performance Period by a fraction, the numerator of which is the number of calendar days in the Performance Period on which such annual base salary was in effect and the denominator of which is the number of calendar days in the Performance Period. However, if you are on a leave of absence (other than a leave of absence where you continue to be paid your full base salary through the Company’s payroll system, except payments received under the Company’s short-term disability income protection plan), for all or part of the Performance Period, your Base Salary will be reduced proportionately to equate to the base salary applicable to the number of calendar days you were not on a leave of absence during the Performance Period.

For purposes of the foregoing, your “Target Award Level” effective as of November 21, 2021 is one hundred percent (100%). The Target Award Level for the Performance Period prior to November 21, 2021 is eighty percent (80%). The weighted average Target Award Level for the Performance Period will be determined by multiplying each Target Award Level in effect during the Performance Period by a fraction, the numerator of which is the number of calendar days in the Performance Period on which such Target Award Level was in effect and the denominator of which is the number of calendar days in the Performance Period.

For purposes of the foregoing, the “Performance Measurement” is a percentage between 0% and 200% determined by the Compensation Committee of the Company’s Board of Directors (the “Committee”) after assessing the Company’s performance against FY22 revenue, non-GAAP gross margin, design-ins and pipeline generation, MOSFET yield improvement, Mohawk Valley Fab internal automotive qualification, and DEI (Diversity, Equity and Inclusion) initiatives (the “Performance Criteria”) targets.

The Performance Measurement for the Performance Period will be determined by calculating the Performance Measurement levels associated with the actual Performance Criteria results, rounded to the nearest whole percentage.

Except as provided in the Company's SLT Severance Plan, if such plan is then in effect, and except as provided below with respect to your death or LTD Disability, (i) you must be continuously employed by the Company as the Company's Executive Vice President, Chief Financial Officer through the last day of the Performance Period to have a right to payment of your Performance Units, (ii) your Performance Units will not be considered earned until the last day of the Performance Period, and (iii) if you terminate employment with the Company prior to the last day of the Performance Period, with or without cause, you will forfeit your Performance Units.

After the end of the Performance Period, your actual Performance Measurement will be determined as follows:

Step 1: The Committee will, in good faith and in its sole discretion, determine the Company’s actual Performance Criteria results for the Performance Period (the “Results,” each a “Result”) using competent and reliable information, including but not limited to audited financial statements, if available.

Step 2: The Committee will determine the Performance Measurement for the Performance Period by averaging the Performance Measurement levels that corresponds to each Result, rounded to the nearest whole percentage. However, in the event a Change in Control (as defined in the SLT Severance Plan) occurs during the Performance Period, the percentage for each Result will be no less than 100% paid out as described herein.

Notwithstanding the foregoing, in order to ensure that the Company’s best interests are met, except as specifically provided in the SLT Severance Plan, the Committee in its discretion may decrease or eliminate the amount payable pursuant to your Performance Units at any time prior to payment if it determines in good faith that payment of the full amount otherwise payable pursuant to the Performance Units is not warranted or appropriate; provided, however, so long as you are not in breach of your Confidential Information Agreement (as defined in the SLT Severance Plan), following (i) the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction, the consummation of either of which would result in a Change in Control, or (ii) a Change in Control, the Committee may not decrease or eliminate the amount payable as otherwise determined in accordance with this Notice of Grant without your prior written consent, except that this restriction shall cease to apply if the tender offer or the written agreement is terminated or expires without the occurrence of a Change in Control.

In connection with the Committee’s determination of the actual Performance Criteria results for the Performance Period, the Committee shall (without limiting its authority to apply negative discretion as provided above) make adjustments that eliminate the effect of any changes or events (each a “Change”) that occur during such Performance Period and that were not fully anticipated and/or accurately incorporated into the financial calculations when the performance targets were determined, where (a) making the adjustment will improve performance results, and (b) the Change has a material effect on results under a performance target (determined consistently with past practice), and (c) the Change comes within one or more of the following categories (determined consistently with past practice, to the extent applicable): (1) changes in corporate or capital structure, including but not limited to debt or equity offerings, mergers, acquisitions or divestitures; or (2) other unusual or nonrecurring events.

If prior to settlement of your Performance Units, the Company terminates your employment on account of your LTD Disability or you die, you or your beneficiary will receive payment under your Performance Units as otherwise determined in accordance with this Notice of Grant as if you had remained employed through the payment date for your Performance Units. However, in such event your Base Salary will be proportionally reduced based on the number of calendar days you were employed by the Company and not otherwise on leave of absence as provided above during the Performance Period.

If there is a Change in Control and you remain continuously employed by the Company through the end of the Performance Period, but your employment terminates In Connection with a Change in Control upon or after the end of the

Performance Period but prior to the payment date under your Performance Units, you will be entitled to payment under your Performance Units as otherwise determined in accordance with this Notice of Grant. However, if there is a Change in Control and your employment terminates prior to the end of the Performance Period, you will not be entitled hereunder to a payment under your Performance Units. “In Connection with a Change of Control” will have the same meaning as in the SLT Severance Plan.

In general, payment under your Performance Units will be made as soon as practicable after the end of the Performance Period and, in any event, will be made no later than (i) the end of the second fiscal quarter following the end of the Performance Period or, if earlier, (ii) the 15th day of the third month after the later of the end of the Company's tax year in which the Performance Period ends or the end of your tax year in which the Performance Period ends. However, if payment becomes due under your Performance Units on account of your death or LTD Disability, payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which your death or LTD Disability, as applicable, occurs or the end of your tax year in which your death or termination of your employment on account of LTD Disability, as applicable, occurs. Alternatively, in the event a Change in Control occurs prior to the payment date of your Performance Units, any payment that becomes due under your Performance Units will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change of Control occurs or the end of your tax year in which the Change of Control occurs.

This award is intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or any Employer under the Plan to grant you Performance Units or to provide you annual incentive compensation for the Performance Period. By signing below, you accept such award, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise. By signing below, you expressly acknowledge that you are not a participant in or entitled to a payment under the Management Incentive Compensation Plan.

Nothing in this Notice of Grant or the Master Performance Unit Award Agreement is intended to modify or amend the terms of the SLT Severance Plan, including but not limited to your right to receive the payment specified in Sections 4.1 and 4.2 thereof in accordance with the terms and conditions of the SLT Severance Plan.

Date: November 21, 2021

For Wolfspeed, Inc.		Accepted and agreed to:

By:	/s/ Gregg Lowe	By:	/s/ Neill Reynolds
	Gregg Lowe		Neill Reynolds
President and Chief Executive Officer